FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Municipal Trust

Series Number	4
Fund	Fidelity Michigan Municipal Income Fund
Trade Date	11/06/08
Settle Date	11/20/08
Security Name	MI BLDG 6% 10/15/38
CUSIP	5946142K4
Price	96.890
Transaction Value	$4,844,500.00
Class Size	81,670,000
% of Offering	6.12%
Underwriter Purchased From	Morgan Stanley & Co. Incorporated
Underwriting Members: (1)	Morgan Stanley & Co. Incorporated
Underwriting Members: (2)	Siebert Brandford Shank & Co., LLC
Underwriting Members: (3)	Citigroup
Underwriting Members: (4)	Fidelity Capital Market Services
Underwriting Members: (5)	Loop Capital Markets, LLC
Underwriting Members: (6)	Merrill Lynch & Co.
Underwriting Members: (7)	Rice Financial Products Company